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EXHIBIT 99A

RELEASE DATE:  JANUARY 20, 1994

CONTACT:       LOIS LEACH  303-793-6355
               BLAIR JOHNSON  303-793-6296

      U S WEST REPORTS RECORD GROWTH IN TELEPHONE LINES AND
                      CELLULAR SUBSCRIBERS;
       TAKES BOLD ACTION TO ENSURE SUCCESS IN NEW MARKETS

ENGLEWOOD, Colo. -- U S WEST (NYSE: USW) today reported increased revenues and income from its continuing operations in 1993, before the effects of one-time charges.* The company also reported record growth in telephone access lines and cellular subscribers.

The number of telephone access lines served by U S WEST
Communications, the company's telecommunications subsidiary, grew by 498,000 in 1993 -- a record 3.7 percent increase. In addition, minutes of use, an indicator of long-distance calling volumes, grew by 8.5 percent in 1993.

Meanwhile, U S WEST Cellular added a record 186,000 subscribers in 1993 -- a 45 percent increase over 1992.

U S WEST's revenues grew in 1993 by $471 million to $10.29 billion
- -- a 4.8 percent increase over 1992.

Pre-tax income from continuing operations** increased 11.2 percent over 1992, before the effects of one-time charges. After-tax income, on the same basis, increased 6.0 percent to $1.14 billion, or $2.72 per share. By comparison, 1992 income was $1.08 billion, or $2.61 per share.

"1993 was a landmark year for U S WEST," said Richard McCormick, U S WEST chairman and chief executive officer. "U S WEST and Time Warner Entertainment forced a strategic alliance, making U S WEST the first major telecommunications company to announce -- and complete -- a partnership with a leading entertainment company to deliver interactive, broadband services outside the phone company's territory. Our partnership with Time Warner Entertainment will combine the expertise of both companies to generate long-term growth in earnings and cash flow.

"In February," McCormick said, "we also were the first regional Bell company to commit to upgrading its phone system to a broadband network so we can offer interactive video services to our current customers. We've already started construction in Omaha for the largest multimedia trial in the United States, and earlier this month we announced plans to expand our broadband network to Denver, Minneapolis-St. Paul, Portland, Ore., and Boise, Idaho."


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McCormick also noted that U S WEST took two other major steps to prepare for the dramatic changes under way in the local telecommunications business.

"We're 'reengineering' our business practices to improve customer service and reduce costs," he said. "And we've adopted new accounting methods to speed the depreciation of telephone wires and switches."

1993 revenue growth and continued cost controls resulted in a 6.7 percent increase in U S WEST's earnings before interest, taxes, depreciation, amortization and other income, or EBITDA -- excluding the effects of a one-time restructuring charge. EBITDA is a financial tool used to evaluate a company's fundamental operating performance.

Including the effects of previously announced one-time charges, the company reported a 1993 net loss of $2.81 billion, or $6.69 per share. (*See page 4 for more detail on these one-time charges.)

Fourth-quarter 1993 revenues totaled $2.67 billion -- 5.8 percent more than the same period in 1992.

Fourth quarter income from continuing operations was $264.1 million in 1993, compared with $261.9 million in 1992. On a per-share basis, earnings declined slightly to $0.62 compared with $0.63 in 1992, reflecting the fourth-quarter sale of 22 million new shares of U S WEST stock.

Other 1993 U S WEST developments include:

     - The introduction in September of Mercury One-2-One -- the world's first commercial Personal Communications Network, or PCN. Unveiled in the United Kingdom with Cable & Wireless PLC, Mercury One-2-One is a new generation of wireless telephones priced for the mass market. Customer response to Mercury One-2-One has exceeded expectations.

     - Significant customer growth in the United Kingdom, where
U S WEST and Tele-Communications Inc. are the largest providers of combined cable TV and telephone service. Operating in 24 franchises, the joint venture ended 1993 with 226,000 cable TV customers -- up markedly from the 143,000 one year ago. The company also provides about 140,000 telephone access lines, compared to 76,000 at the end of 1992.

     - Continued strong growth in U S WEST's international cellular markets. The number of cellular customers served by our joint venture operations in Hungary, the Czech Republic, Slovakia and Russia grew to 63,200 in 1993, compared to 31,500 a year ago.


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U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.

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              * U S WEST's One-Time Charges in 1993

The one-time charges stemmed from several bold steps U S WEST took in 1993 to prepare the company for success in the increasingly competitive marketplace. Following are the effects of these previously announced charges in after-tax dollars. (The per-share amounts were diluted by the sale of 22 million shares of U S WEST's common stock in a fourth-quarter equity offering.)

     - A third-quarter restructuring charge of $610 million, or $1.46 per share, for costs associated with reeingineering U S WEST Communications' customer support operations, streamlining and other initiatives throughout U S WEST;

     - Extraordinary charges totaling $3.2 billion, or $7.63 per share. Extraordinary charges reflect both a technical accounting change -- from rules designed for regulated utilities to those developed for competitive companies -- that accounts for $7.45 per share; and refinancing of $2.7 billion in long-term debt at U S WEST Communications that accounts for $0.18 per share;

     - A second-quarter charge of $100 million, or $0.24 per share, for costs associated with exiting the financial services businesses; and

     - An adjustment of $74 million, or $0.17 per share, to reflect the cumulative tax effect resulting from the 1993 federal tax law changes. ($54 million, or $0.13 per share, is reflected in continuing operations; $20 million, or $0.04 per share, is reflected in discontinued operations.)


      ** Continuing Operations vs. Discontinued Operations

Continuing operations represent company results minus the contributions of U S WEST's financial services businesses, which the company is exiting. These businesses are being treated as discontinued operations for accounting purposes.

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